N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	First Quarter Revenues of $31.7 Billion Grew 5% Year-Over-Year

•	Optum Revenues of $11.2 Billion Grew 29%; Operating Earnings Grew 20% Year-Over-Year

•	UnitedHealthcare Served 2.7 Million More People Year-Over-Year

•	First Quarter Net Earnings Were $1.10 Per Share, with Cash Flows from Operations of $1.4 Billion

•	Results Were Strong Despite Newly Effective ACA Taxes, ACA Provisions and Sequestration Negatively Impacting First Quarter Earnings by Nearly $0.35 Per Share

MINNETONKA, Minn. (April 17, 2014) - UnitedHealth Group (NYSE: UNH) today reported first quarter results, highlighted by Optum’s strong growth in revenues, operating earnings and revenue backlog and UnitedHealthcare’s continued strong, diversified performance despite the negative impacts of newly effective ACA taxes and regulatory provisions and sequestration cuts to Medicare. Management continues to forecast five percent growth in consolidated revenues in 2014 - to a range of $128 billion to $129 billion - and net earnings in the range of $5.40 to $5.60 per share.

“We performed steadily in the first quarter, with continued momentum from our Optum health services platform and year-over-year growth across our UnitedHealthcare health benefits platform offset by headwinds from new ACA taxes and Medicare Advantage funding deficiencies. We continue to help enable a more effective, more modern health care system that better serves consumers and responds to a national imperative to improve the performance of health care and reduce its costs,” said Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
Revenues	$31.7 billion	$30.3 billion	$31.1 billion
Earnings From Operations	$2.1 billion	$2.1 billion	$2.5 billion
Net Margin	3.5%	4.1%	4.6%

•
UnitedHealth Group’s consolidated first quarter 2014 revenues of $31.7 billion grew $1.4 billion or 5 percent year-over-year. Revenue growth was led by growth in people served in the public and senior markets at UnitedHealthcare and broad-based growth across Optum.

•
First quarter earnings from operations were $2.1 billion and net earnings were $1.1 billion or $1.10 per share, compared to $1.16 per share in first quarter 2013, reflecting nearly $0.35 per share in health care reform and sequestration burden on first quarter 2014 results. The effects of the ACA and sequestration reduced first quarter 2014 net margin by about 110 basis points.

•	First quarter 2014 cash flows from operations of $1.4 billion increased 34 percent year-over-year and were a multiple of 1.3 times net earnings.

•
The consolidated medical care ratio decreased 20 basis points year-over-year to 82.5 percent in the first quarter of 2014. The care ratio benefitted 100 basis points in first quarter from billing ACA fees, with this impact expected to increase slightly over the course of 2014 as these tax billings continue. The underlying ACA fees increase operating costs and the income tax rate, as the majority of the fees are not tax deductible. Medical reserves developed favorably by $220 million, compared to $280 million in the first quarter of 2013.

•
The first quarter 2014 operating cost ratio of 16.4 percent increased 120 basis points year-over-year, driven by approximately 140 basis points in ACA reinsurance fees and nondeductible health insurance taxes.

•	As expected, the first quarter income tax rate of 42 percent increased more than 5 percentage points year-over-year solely due to provisions in the ACA described above.

•	First quarter 2014 days sales outstanding of 12 days increased 2 days year-over-year, due to an increase in government receivables. Days claims payable were stable year-over-year at 47 days.

•
The Company’s balance sheet remained strong, with cash available for corporate use of $1 billion and the debt to total capital ratio at 34 percent at March 31, 2014, a strengthening of 2 percentage points year-over-year.

UnitedHealth Group repurchased $911 million in stock in the first quarter, acquiring more than 12 million shares at an average price of approximately $75 per share, and distributed $276 million in dividends to shareholders, representing dividend growth of 28 percent year-over-year.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers and markets. UnitedHealthcare serves individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and serves the nation’s active and retired military and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
Revenues	$29.3 billion	$28.3 billion	$28.8 billion
Earnings From Operations	$1.4 billion	$1.6 billion	$1.8 billion
Operating Margin	4.8%	5.7%	6.2%

•
UnitedHealthcare’s first quarter 2014 revenues of $29.3 billion grew $1 billion or 4 percent year-over-year. The number of people served across all medical benefit markets increased by 2.7 million in the past 12 months but declined by 780,000 people in first quarter 2014, as decreases in both domestic and international commercial benefits more than offset growth in public and senior markets.

•
Earnings from operations for UnitedHealthcare for first quarter 2014 were $1.4 billion and the operating margin was 4.8 percent. As expected, earnings from operations decreased year-over-year due to the effects of the ACA and Medicare sequestration and a lower overall level of reserve development compared to the prior year period. These factors combined to pressure operating margins by 140 basis points year-over-year.

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual served 1.8 million more people year-over-year, driven by growth in services to the TRICARE program. First quarter 2014 revenues of $11 billion decreased $103 million year-over-year due to the decrease in people served with risk-based products. The Company served 345,000 fewer people through these products in first quarter 2014, due to its disciplined focus on pricing in a continued competitive environment. Fee-based business decreased by 705,000 people in the quarter, principally due to the loss of a large state employer account.

•
Increasing market demands for consumer choice and engagement drove 7 percent year-over-year growth in UnitedHealthcare’s consumer-directed health care products in first quarter 2014 to a total of 6 million consumers, or 21 percent of the consumers participating in its commercial benefit plans.

•
UnitedHealthcare’s first quarter 2014 commercial medical care ratio of 77.3 percent decreased 100 basis points year-over-year due to the impact of ACA fees for fully insured customers, partially offset by accelerated spending on specialty medications to treat hepatitis.

UnitedHealthcare Medicare & Retirement

•	First quarter 2014 UnitedHealthcare Medicare & Retirement revenues of $11.5 billion grew $322 million or 3 percent year-over-year.

•
In Medicare Advantage, UnitedHealthcare grew to serve 120,000 more seniors, a 4 percent year-over-year increase. Significant ACA and sequestration funding cuts for seniors using Medicare Advantage products resulted in the Company exiting markets, reducing product offerings, adjusting networks and reducing benefits for 2014. Despite these actions, first quarter 2014 senior participation was basically stable with year end 2013, with just under 3 million seniors served.

•	Medicare Supplement products grew 9 percent, serving 300,000 more people year-over-year, including 170,000 people in first quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D drug plans delivered strong growth of 435,000 people or 9 percent year-over-year, including 195,000 people in the first quarter.
UnitedHealthcare Community & State

•
First quarter 2014 UnitedHealthcare Community & State revenues of $5.2 billion grew 17 percent year-over-year, due to strong growth in people served through state sponsored benefit programs and an increasing mix of members in higher acuity categories, such as state long-term care programs.

•	UnitedHealthcare grew its Medicaid services by 10 percent or 395,000 more people in the past year, including 255,000 people in the first quarter.
UnitedHealthcare International

•
UnitedHealthcare International first quarter 2014 revenues of $1.6 billion were consistent year-over-year. The number of people served grew by 25,000 in the past 12 months, but decreased 150,000 in the first quarter due to strengthened pricing in Brazil in response to regulatory requirements that are causing health care costs and utilization to rise.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
Revenues	$11.2 billion	$8.7 billion	$10.4 billion
Earnings From Operations	$650 million	$541 million	$677 million
Operating Margin	5.8%	6.2%	6.5%

•
Optum revenues for the first quarter of 2014 grew 29 percent or $2.5 billion year-over-year to $11.2 billion and Optum’s first quarter 2014 earnings from operations of $650 million grew 20 percent or $109 million year-over-year.

•	OptumHealth revenues of $2.6 billion grew 6 percent year-over-year due to expansions in consumer services, partially offset by slightly lower behavioral health revenues.

•
OptumInsight revenues grew to $1.2 billion in the first quarter of 2014, advancing 8 percent year-over-year and driven by strength in Optum360 revenue management and growth in government services, as OptumInsight’s revenue backlog grew 18 percent year-over-year to $7.2 billion at March 31, 2014. The large, diversified, growing backlog is a key indicator of Optum’s overall success in growing services to customers and provides a measure of visibility on future financial performance.

•	OptumRx revenues grew 44 percent year-over-year as first quarter script volumes increased 38 percent year-over-year to 140 million adjusted scripts.

•
Consistent with management expectations, Optum’s first quarter operating margin was 5.8 percent and reflected the increased mix of pharmacy service revenues in Optum’s overall business. First quarter 2014 results included meaningful investments to develop future growth opportunities, particularly at OptumHealth and OptumInsight.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through May 1, 2014, following the live call. The conference call replay can also be accessed by dialing 1-800-283-4605. This earnings release and the Form 8-K dated April 17, 2014 may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and potential effects of a prolonged U.S. government shut-down or debt ceiling constraints; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; failure to protect against cyber-attacks or other privacy or data security incidents; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2014

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information - including historical segment realignment

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Premiums	$28,115	$27,274
Services	2,404	2,112
Products	998	751
Investment and other income	191	203
Total revenues	31,708	30,340
Operating Costs
Medical costs	23,208	22,569
Operating costs	5,194	4,614
Cost of products sold	892	682
Depreciation and amortization	360	336
Total operating costs	29,654	28,201
Earnings from Operations	2,054	2,139
Interest expense	(160)	(178)
Earnings Before Income Taxes	1,894	1,961
Provision for income taxes	(795)	(721)
Net Earnings	1,099	1,240
Earnings attributable to noncontrolling interests	—	(48)
Net earnings attributable to UnitedHealth Group common shareholders	$1,099	$1,192
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.10	$1.16
Diluted weighted-average common shares outstanding	996	1,029

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Cash and short-term investments	$9,383	$9,213
Accounts receivable, net	4,202	3,052
Other current assets	8,779	8,115
Total current assets	22,364	20,380
Long-term investments	19,377	19,605
Other long-term assets	42,881	41,897
Total assets	$84,622	$81,882
Liabilities and Shareholders' Equity
Medical costs payable	$12,230	$11,575
Commercial paper and current maturities of long-term debt	2,241	1,969
Other current liabilities	16,245	14,337
Total current liabilities	30,716	27,881
Long-term debt, less current maturities	14,524	14,891
Future policy benefits	2,472	2,465
Deferred income taxes and other liabilities	3,093	3,321
Redeemable noncontrolling interests	1,268	1,175
Shareholders' equity	32,549	32,149
Total liabilities and shareholders' equity	$84,622	$81,882

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net earnings	$1,099	$1,240
Non-cash items:
Depreciation and amortization	360	336
Deferred income taxes and other	34	90
Share-based compensation	105	99
Net changes in operating assets and liabilities	(190)	(712)
Cash flows from operating activities	1,408	1,053
Investing Activities
Purchases of investments, net of sales and maturities	146	(347)
Purchases of property, equipment and capitalized software	(353)	(323)
Cash paid for acquisitions, net	(345)	(279)
Other, net	(51)	45
Cash flows used for investing activities	(603)	(904)
Financing Activities
Common stock repurchases	(911)	(543)
Customer funds administered	818	962
Dividends paid	(276)	(216)
Net change in commercial paper and long-term debt	(163)	1,288
Other, net	(41)	12
Cash flows (used for) from financing activities	(573)	1,503
Effect of exchange rate changes on cash and cash equivalents	6	(20)
Increase in cash and cash equivalents	238	1,632
Cash and cash equivalents, beginning of period	7,276	8,406
Cash and cash equivalents, end of period	$7,514	$10,038

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION (a)
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
UnitedHealthcare	$29,254	$28,250
Optum	11,170	8,683
Eliminations	(8,716)	(6,593)
Total consolidated revenues	$31,708	$30,340
Earnings from Operations
UnitedHealthcare	$1,404	$1,598
Optum (b)	650	541
Total consolidated earnings from operations	$2,054	$2,139
Operating Margin
UnitedHealthcare	4.8%	5.7%
Optum	5.8%	6.2%
Consolidated operating margin	6.5%	7.1%

Revenues
UnitedHealthcare Employer & Individual	$10,957	$11,060
UnitedHealthcare Medicare & Retirement	11,502	11,180
UnitedHealthcare Community & State	5,174	4,438
UnitedHealthcare International	1,621	1,572

OptumHealth	2,580	2,442
OptumInsight	1,247	1,153
OptumRx	7,458	5,196
Optum eliminations	(115)	(108)

(a)	See discussion of realignment of historical segment financial information on next page.

(b)
Earnings from operations for Optum for the three months ended March 31, 2014 and 2013 included $211 and $220 for OptumHealth; $197 and $208 for OptumInsight; and $242 and $113 for OptumRx, respectively.

UNITEDHEALTH GROUP
SEGMENT REALIGNMENT - PRIOR PERIOD FINANCIAL INFORMATION (a)
(in millions)
(unaudited)

	Three Months Ended				Year Ended December 31,
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	2013	2012
Revenues
UnitedHealthcare	$28,250	$28,305	$28,384	$28,786	$113,725	$103,332
Optum	8,683	9,124	9,873	10,437	38,117	30,399
Eliminations	(6,593)	(7,021)	(7,633)	(8,106)	(29,353)	(23,113)
Total consolidated revenues	$30,340	$30,408	$30,624	$31,117	$122,489	$110,618
Earnings from Operations
UnitedHealthcare	$1,598	$1,809	$1,950	$1,775	$7,132	$7,687
Optum (b)	541	592	681	677	2,491	1,567
Total consolidated earnings from operations	$2,139	$2,401	$2,631	$2,452	$9,623	$9,254
Operating Margin
UnitedHealthcare	5.7%	6.4%	6.9%	6.2%	6.3%	7.4%
Optum	6.2%	6.5%	6.9%	6.5%	6.5%	5.2%
Consolidated operating margin	7.1%	7.9%	8.6%	7.9%	7.9%	8.4%

Revenues
UnitedHealthcare Employer & Individual	$11,060	$11,134	$11,230	$11,423	$44,847	$46,509
UnitedHealthcare Medicare & Retirement	11,180	11,053	11,042	10,950	44,225	39,257
UnitedHealthcare Community & State	4,438	4,482	4,581	4,767	18,268	16,422
UnitedHealthcare International	1,572	1,636	1,531	1,646	6,385	1,144

OptumHealth	2,442	2,411	2,494	2,508	9,855	8,147
OptumInsight	1,153	1,181	1,202	1,178	4,714	4,257
OptumRx	5,196	5,647	6,295	6,868	24,006	18,359
Optum eliminations	(108)	(115)	(118)	(117)	(458)	(364)

(a)
On January 1, 2014, the Company realigned certain of its businesses to respond to changes in the markets it serves and the opportunities that are emerging as the health system evolves. The Company’s Optum business platform took responsibility for certain technology operations and business processing activities to pursue third-party commercial opportunities in addition to continuing to serve UnitedHealthcare. These activities, which were historically a corporate function, are now included in OptumInsight’s results of operations. The Company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.

(b)
Earnings from operations for 1Q13, 2Q13, 3Q13, 4Q13, full year 2013 and 2012 were $220, $216, $271, $242, $949 and $538 for OptumHealth; $208, $230, $212, $181, $831 and $656 for OptumInsight; and $113, $146, $198, $254, $711 and $373 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2012
Commercial risk-based (a)	7,840	8,185	8,135	9,340
Commercial fee-based (a)	18,350	19,055	19,165	17,585
Commercial fee-based TRICARE	2,920	2,920	—	—
Total Commercial	29,110	30,160	27,300	26,925
Medicare Advantage	2,985	2,990	2,865	2,565
Medicaid	4,290	4,035	3,895	3,830
Medicare Supplement (Standardized)	3,625	3,455	3,325	3,180
Total Public and Senior	10,900	10,480	10,085	9,575
International	4,655	4,805	4,630	4,425
Total UnitedHealthcare - Medical	44,665	45,445	42,015	40,925
Supplemental Data
Medicare Part D stand-alone	5,145	4,950	4,710	4,225

Note:	UnitedHealth Group served 87.4 million individuals across all businesses at March 31, 2014, 88.2 million at December 31, 2013, 86.0 million at March 31, 2013, and 83.7 million at December 31, 2012.

(a)	2013 totals include the effect of a conversion of 1.1 million risk-based consumers of a public sector customer to a fee-based arrangement.